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								 Exhibit 21


			  Ohio Casualty Corporation
			 Subsidiaries of Registrant
			   as of December 31, 2002





Name of Subsidiary                                     State of Incorporation


The Ohio Casualty Insurance Company                              Ohio

West American Insurance Company                               Indiana

Ohio Casualty of New Jersey, Inc.                                Ohio

Ohio Security Insurance Company                                  Ohio

American Fire and Casualty Company                               Ohio

Avomark Insurance Company                                     Indiana

Ocasco Budget, Inc.                                              Ohio

Avomark Insurance Agency, LLC                                    Ohio

Ohio Life Brokerage Services, Inc.                           Kentucky

OCI Printing, Inc.                                               Ohio

Ocasco Securities Corporation                                    Ohio